                                                                    Exhibit 23.1


                    Independent Auditors' Report and Consent


The Board of Director and Shareholders
Ancor Communications, Incorporated (Ancor):

The audits referred to in our report dated January 28, 2000, included the related financial statement schedule as of December 31, 1999, and for each of the years in the two-year period ended December 31, 1999, included in item 14(a). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such a financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in registration statement No.'s 333-95197, 333-93791, 333-70539, 33-82976 and 33-95138 on Form S-8 and
registration statement No.'s 333-05379, 333-27841, 333-47793, 333-62969 and
333-75681 on Form S-3, of our reports dated January 28, 2000 relating to the balance sheets of Ancor as of December 31, 1999 and 1998 and the related statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999 and the related schedule, which reports appear in or are incorporated by reference in the December 31, 1999 annual report on Form 10-K of Ancor.

                                       KPMG LLP

Minneapolis, Minnesota
March 28, 2000